UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Arlington Asset Investment Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2017

To the Shareholders

of Arlington Asset Investment Corp.:

The 2017 annual meeting of shareholders (the “annual meeting”) of Arlington Asset Investment Corp. (the “Company”) will be held at Le Méridien Hotel, 1121 19th Street North, Arlington, Virginia 22209, on June 7, 2017, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect eight director nominees to the Company’s Board of Directors, to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2017;
3.	To hold an advisory vote on executive compensation;
4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and
5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of the Company’s common stock outstanding at the close of business on the record date, April 10, 2017, are entitled to vote at the annual meeting.  A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting at the Company’s principal executive office, which is located at 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 26, 2017 to our shareholders of record as of April 10, 2017. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report if you so desire. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions.

By Order of the Board of Directors,

D. Scott Parish

Corporate Secretary

Arlington, Virginia

April 26, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 7, 2017. The Proxy Statement for the 2017 Annual Meeting of Shareholders and the Company’s 2016 Annual Report to Shareholders are available electronically at www.proxyvote.com as well as on our website at www.arlingtonasset.com.

i

ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

PROXY STATEMENT

2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2017

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:

The Board of Directors (the “Board”) of Arlington Asset Investment Corp. (“we,” “us,” “our” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at the Company’s 2017 annual meeting of shareholders to be held on Wednesday, June 7, 2017 (the “annual meeting”). Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed on or about April 26, 2017, in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?
A:

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information.

Q:	What matters will be voted on at the annual meeting?
A:	At the annual meeting, shareholders will consider and vote on:
•	the election of eight director nominees to our Board, to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2017;
•	an advisory vote on executive compensation; and
•	an advisory vote on the frequency of future advisory votes on execution compensation.

We are not aware of any other matters to be presented at the annual meeting.

Q:	How does our Board recommend that shareholders vote?
A:	The Board recommends that you vote your shares as follows:
º	“FOR” the election of all eight nominees for director recommended by our Board and named in this proxy statement;
º	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2017;
º	“FOR” the approval of our executive compensation on an advisory basis; and
º	on an advisory basis, for future advisory votes on executive compensation to occur “ANNUALLY”.

Q:	Who can vote at the annual meeting?
A:

You are entitled to vote at the annual meeting in person or by proxy if our records show that you held shares of our common stock as of the close of business on the record date, April 10, 2017. At the close of business on the record date, 23,628,167 shares of our common stock were outstanding.

Q:	What is the difference between holding shares “in street name” versus holding shares of record?
A:

If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of those shares, which are held “in street name.” If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares. Most of the Company’s shareholders hold their shares in street name.

If you hold these shares of record, the Notice is being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting. You may also submit voting instructions via the Internet or by telephone by following the instructions as described below under “How can I vote my shares held of record?”

If you hold these shares beneficially in street name, the Notice is being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account, as described below under “How can I vote my shares held in street name?” As a beneficial owner, you are also invited to attend the annual meeting; because you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and receive a legal proxy from your broker, bank or other nominee.

Q:	How can I vote my shares held of record?
A:

You may access this proxy statement and our 2016 Annual Report (including exhibits) at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” In order to reduce our costs of printing and mailing proxy materials, we have opted to make this proxy statement and our 2016 Annual Report available electronically via the Internet, as permitted by SEC rules, rather than in printed form. This “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting.  As a holder of record, you may vote in person by attending the annual meeting or via the Internet by following the instructions on the Notice and at www.proxyvote.com.

Q:	How can I vote my shares held in street name?
A:

If you hold your shares beneficially in street name, the Notice is being forwarded to you by your broker, bank or other nominee. Your broker or other nominee has enclosed a voting instruction form for you to use to direct the broker or other nominee regarding how to vote your shares. Please instruct your broker or other nominee how to vote your shares using the voting instruction form you received from them. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.  If you are a “street name” shareholder who wishes to register for electronic delivery of future proxy materials, you should review the information provided in the proxy materials mailed to you by your broker, bank or other nominee.

Q:	What is a broker non-vote?
A:

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner in street name has discretionary authority to vote on “routine” matters brought before the annual meeting, but the beneficial owner of the shares fails to provide the broker or other nominee with specific instructions on how to vote on any “non-routine” matters brought to a vote at the annual meeting.  The only “routine” matter being brought to a vote at the annual meeting of which we are aware is the ratification of the appointment of PwC.  Accordingly, your broker holding your shares may not be able to vote your shares on the election of directors and other important matters at the annual meeting unless you direct them how to vote.

The impact of broker non-votes, if any, on the outcome of the matters to be voted on at the annual meeting are described below under “How are votes counted?”

Q:	How can I change my vote or revoke my proxy?
A:

If you are the shareholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the annual meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our corporate secretary at our principal executive office (1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209);
•	submitting a new proxy at a later date via the Internet or by mail; or
•	attending the annual meeting and voting in person (attendance at the annual meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Q:	Can I attend the annual meeting in person?
A:	If you are a shareholder, you are invited to attend the annual meeting in person and you are entitled to vote your shares at the annual meeting if you attend in person.

If you are a shareholder of record as of the record date, you will need to bring valid photo identification.

If you hold your shares in street name, you will need to bring valid photo identification and an account statement, a copy of your voting instruction form or other evidence acceptable to us of ownership of your shares as of the close of business on the record date. If you hold your shares in street name and wish to vote in person at the annual meeting, you also will need to contact your nominee and obtain a “legal proxy” from your nominee and bring it to the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting.

Q:	What is the quorum requirement for the annual meeting?
A:

A quorum is required to conduct business at the annual meeting. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum. If you (1) have authorized your proxy over the Internet or by telephone or by signing and returning a proxy card and you have not revoked your proxy or (2) attend the annual meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present.

Q:	How are votes counted?
A:	Election of Directors

In the election of the eight director nominees, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the director nominees. If a quorum is present at the annual meeting, in an uncontested director election directors will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors, although they will be considered present for the purpose of determining the presence of a quorum. Under our Bylaws, cumulative voting is not permitted.

Under the terms of our Corporate Governance Guidelines, if a nominee for director receives a greater number of votes “against” than votes “for” his or her election, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign within 90 days following the shareholder vote, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

Ratification of Appointment of PwC

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2017.

If a quorum is present, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2017 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Advisory Vote on Executive Compensation

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to advisory approval of the compensation of the Company’s executive officers.

If a quorum is present, the advisory vote on executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. Voting for this proposal is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Advisory Vote Regarding Frequency of Future Advisory Votes on Executive Compensation

You may vote “1 year,” “2 years,” “3 years” or “ABSTAIN” with respect to the advisory vote regarding frequency of future advisory votes on executive compensation.

If a quorum is present, the advisory vote regarding the frequency of future advisory votes on executive compensation will require shareholders to choose between a frequency of every one, two or three years or abstain from voting. Shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. The option of one year, two years or three years that receives the highest number of votes cast by the Company’s shareholders will be considered the frequency that has been recommended by shareholders. Voting for this proposal is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Q:	Who will count the votes cast at the annual meeting?
A:

The Company will appoint an independent inspector of election to serve at the annual meeting. The independent inspector of election for the annual meeting will determine the number of votes cast by holders of common shares for all matters.

Q:	How can I find the voting results of the Annual Meeting?
A:

We will include the voting results in a Current Report on Form 8-K that we will file with the SEC no later than four business days following the completion of the annual meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results by the time the original Current Report on Form 8-K is filed.

Q:	How can I obtain a copy of the Company’s 2016 Annual Report?
A:

A copy of our 2016 Annual Report, including our consolidated financial statements and the notes thereto but excluding exhibits, is available online on at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” Shareholders may obtain an additional printed copy of our 2016 Annual Report (without exhibits) by contacting our Investor Relations department in writing c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 373-0200 or by e-mail at ir@arlingtonasset.com.

Q:	How do I obtain a separate Notice if I share an address with other shareholders?
A:

SEC rules allow for the delivery of a single copy of the proxy materials or Notice to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. If you hold our common stock in your own name as a holder of record, householding will not apply to your shares. However, brokers, banks or other nominees or fiduciaries that hold our shares in “street” name for beneficial owners of our common stock and that distribute Notices they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:

The solicitation of proxies is being made primarily through the use of the Internet, as described in the Notice. The cost of preparing this proxy statement, the accompanying proxy materials and the Notice, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees, will be borne by the Company. None of the Company’s directors, officers or employees will receive any additional or special compensation for soliciting your proxy.

We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others in “street name” so that they may forward these proxy materials to the beneficial owners. The Company will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” beneficial owners to obtain their voting instructions.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
A:

Shareholders may submit proposals for inclusion in our proxy statement for our 2018 annual meeting of shareholders under SEC Rule 14a-8, nominate individuals for election at our 2018 annual meeting and propose other business for consideration by our shareholders at our 2018 annual meeting. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•

Shareholder Proposals for Inclusion in 2018 Proxy Statement Pursuant to SEC Rule 14a-8. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2018 annual meeting of shareholders must be received by the Corporate Secretary no later than December 27, 2017. The proposal must comply with the procedures and requirements set forth in Rule 14a-8.

•

Other Shareholder Proposals and Nominations. Our Bylaws, which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 9, 2018, and no earlier than February 7, 2018, except as described below. The notice must contain the information required by our Bylaws.

In the event that the date of the 2018 annual meeting is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting, our Bylaws provide that in order for a shareholder nomination for director or proposal to be presented at our 2018 annual meeting, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Any shareholder nomination for director or proposal should be mailed to: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Corporate Secretary.

Copies of our Bylaws are available on our website at www.arlingtonasset.com under “Governance,” or may be obtained from the Corporate Secretary at the address shown above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, eight directors are to be elected to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified or their earlier death, removal or resignation.

The Nominating and Governance Committee of the Board has unanimously recommended for nomination, and the Board has unanimously nominated and recommended for election, the eight nominees listed below under the heading “— Nominees for Election as Directors.” All of the nominees are currently serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected. The persons named as proxies intend to vote the proxies “FOR” the election of each of the Board’s nominees unless you indicate on the proxy card a vote to “ABSTAIN” from voting with respect to any of the nominees.

Set forth below is biographical information as of April 24, 2017 for each of the Board’s nominees for election.  Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board to propose a substitute nominee for any of the nominees named below, the persons named as proxies will vote the proxies for the remaining nominees and substitute nominees chosen by the Board. If any substitute nominees are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Nominees for Election as Directors

ERIC F. BILLINGS, age 64, is our Executive Chairman. Since co-founding our Company in 1989, he has continuously served as a director. He was appointed Chairman and Chief Executive Officer on April 28, 2005 and served as Chief Executive Officer until June 2014. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, institutional brokerage and asset management firm from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

The Board determined that Mr. Billings’ qualifications to serve as a director include his more than 30 years of career investment experience and his extensive knowledge of the environment in which we operate due, in part, to his senior management positions with our Company since its founding over 25 years ago. Further, his past and present senior management positions with FBR & Co. and Billings Capital Management, LLC, as applicable, provide him with additional business and leadership experience in the areas of investment banking, institutional brokerage and asset management. Mr. Billings also served as Chairman of the Board of FBR & Co., which provided him with additional public company leadership and consensus-building skills to guide the Board, as well as exposure to an array of best practices.

DANIEL J. ALTOBELLO, age 76, has served as a director of our Company since June 2000. Since October 2000, Mr. Altobello, Chairman of Altobello Family LP, has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent of Caterair International, Inc. and LSG/SKY Chefs. He is a current member of the boards of directors of DiamondRock Hospitality Company, a publicly-traded hotel real estate investment trust (“REIT”), NorthStar Healthcare Income, Inc., a public non-traded REIT, NorthStar Real Estate Capital Income Master Fund, an unlisted closed-end fund, MamaMancini’s, Inc., and Mesa Air Group, Inc. From 2004 to December 2010, he served as a member of the board of JER Investors Trust, Inc., a publicly-traded specialty finance company. Mr. Altobello previously served on the advisory board of Thayer | Hidden Creek, a private equity firm. Mr. Altobello is also a trustee of Loyola Foundation, Inc.

The Board determined that Mr. Altobello’s qualifications to serve as a director include his notable business and leadership experience in the areas of specialty finance and real estate through his service as a director of DiamondRock Hospitality Company, NorthStar Healthcare Income, Inc., NorthStar Real Estate Capital Income Master Fund and JER Investors Trust, Inc. He also has experience in the areas of airlines and food service distribution, due to his past position as Chairman of Onex Food Services, Inc. and his current position as a director of Mesa Air Group, Inc. His past and present service on multiple public and private company boards, including his service on the audit committee of DiamondRock Hospitality Company, NorthStar Healthcare Income, Inc. and NorthStar Real Estate Capital Income Master Fund, provides him with comprehensive experience in the area of corporate governance that can be extremely valuable to Board and Company operations.

DANIEL E. BERCE, age 63, has served as a director of our Company since January 2011. Mr. Berce is Chief Executive Officer and President of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.), a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010. Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from 2005 through 2010, President from 2003 through 2005 and Chief Financial Officer from 1990 through 2003. Mr. Berce is also a director of FirstCash, Inc., a publicly-traded consumer finance company, and AZZ, Inc., a publicly-traded global provider of galvanizing services, welding services, specialty electrical equipment and highly engineered services.

The Board determined that Mr. Berce’s qualifications to serve as a director include his extensive leadership experience, specifically his experience as a chief executive officer and chief financial officer of a publicly-traded company. He also has more than 20 years of experience in the consumer finance industry, experience in finance and accounting as well as experience as a director of multiple publicly-traded companies. Mr. Berce is also a licensed Certified Public Accountant and has served on our Audit Committee and the audit committees of other companies, all of which have designated him as an “audit committee financial expert.”

DAVID W. FAEDER, age 60, has served as a director of our Company since June 2013. Mr. Faeder is a Managing Partner of Fountain Square Properties, a diversified real estate company, a position he has held since 2003. He served as the Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada. From 1991 to 1993 he served as Vice President of Credit Suisse First Boston (formerly First Boston Corporation), directing the real estate advisory business for the RTC in the Washington, DC area. From 1984 to 1991 he served as Vice President of Morgan Stanley and Company, Inc., a brokerage firm, specializing in real estate transactions and financings. Prior to that time, Mr. Faeder held various other accounting positions, including with Ernst and Whinney. Mr. Faeder is currently a director of Federal Realty Investment Trust, a publicly-traded REIT.

The Board determined that Mr. Faeder’s qualifications to serve as a director include his public company and accounting experience, his real estate investment experience from his time as a private real estate investor, and his past and present service on multiple public and private company boards, including his service on other companies’ audit committees as well as his past service on our audit committee, all of which had designated him as an “audit committee financial expert.”

PETER A. GALLAGHER, age 76, served as a director of FBR Asset Investment Corporation, a predecessor of our Company, since August 2000 and, upon the merger that formed our Company in March 2003, he became a director of our Company. Mr. Gallagher retired in May 2004 as the President and Chief Executive Officer of America’s Promise — the Alliance for Youth, a non-profit organization dedicated to building the character and competence of America’s youth, in which capacity he had served since July 1997. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc., and from 1989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher has also served as a member of the Board of Trustees of Pew Charitable Trust-Partnership for Civic Change, VHA Health Foundation, Inc., and the National Assembly of Health and Human Service Organizations, and from 1996 through 1999 he served as Vice Chairman of the District of Columbia Emergency Board of Education.

The Board determined that Mr. Gallagher’s qualifications to serve as a director include his significant business experience in the areas of loan origination and financial services through his past senior management position with Source One Financial Services, Inc. He complements his business experience with experience gained through his past position as President and Chief Executive Officer of America’s Promise — the Alliance for Youth, and through his service on the boards of several other non-profit organizations.

RALPH S. MICHAEL, III, age 62, has served as a director of our Company since 2006. He currently serves as Executive Vice President and Group Regional President of Fifth Third Bank, a position he has held since July 2015 and Chief Executive Officer of Fifth Third Bank, Greater Cincinnati, a position he has held since December 2010. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company from 2005 to November 2007 and served as a director from 2002 to 2005. From 2003 to 2005 he was Executive Vice President and Manager of Private Asset Management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. From 2003 to 2016, Mr. Michael served as a director of Key Energy Services, Inc., a publicly-traded company.  Mr. Michael is a director of AK Steel Corporation, a publicly-traded company. He is also a director of Cincinnati Bengals, Inc., CSAA Insurance Exchange, and a trustee of Xavier University (Ohio).

The Board determined that Mr. Michael’s qualifications to serve as a director include the broad business, banking and finance background obtained through his more than 30 years of experience working in financial services, much of which has been in executive management positions which enable him to provide valuable insights on oversight matters, including banking, hedging and financial issues.  Mr. Michael’s qualifications also including his service on our and other companies’ audit committees, all of which have designated him as an “audit committee financial expert.”

ANTHONY P. NADER, III, age 53, has served as a director of our Company since March 2015. Mr. Nader is a Managing Director of SWaN & Legend Venture Partners, a principal investment firm that Mr. Nader co-founded in 2006. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company that provides technology protection. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Mr. Nader is the Chairman of the Inova Health System Board of Trustees. He is the past chairman of the Inova Health System Foundation Board. He is a director of The Cranemere Group Limited, Optoro, Inc., BigTeams, DuraTap and is an active advisor for KIND Healthy Snacks.

The Board determined that Mr. Nader’s qualifications to serve as a director include the considerable business experience obtained through his 25 years as a senior executive with NEW which, under his leadership, grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees. The Board has designated Mr. Nader as an “audit committee financial expert.” Further, Mr. Nader has a substantial and diversified investment background as a founder of SWaN & Legend Venture Partners that has investments in growth oriented companies as well as domestic and international real estate holdings.

J. ROCK TONKEL, JR., age 54, is our Chief Executive Officer, a position he has held since June 2014, and our President. He also has served as a director of our Company since March 2007. From February 2007 until June 2014 he served as our Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR & Co. Prior to this service, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group. Prior to joining FBR & Co., Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury. At the Office of Thrift Supervision, Mr. Tonkel oversaw the restructuring of many of the nation’s largest troubled thrifts and savings banks.

The Board determined that Mr. Tonkel’s qualifications to serve as a director include his more than 25 years of experience in financial services companies, the mortgage industry, the investment banking industry, his experience in capital markets, as well as his expertise in public and private company finance. Further, his past positions as President and Head of Investment Banking at FBR & Co. and as Managing Director of FBR & Co.’s financial institutions investment banking group provide him with additional business and leadership experience in key areas of the investment and asset management industry.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF EACH

OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2017. A resolution will be presented at the annual meeting to ratify the appointment of PwC by the Audit Committee. If our shareholders do not ratify the appointment of PwC at the annual meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm. Representatives of PwC will be present at the annual meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

If a quorum is present at the annual meeting, the ratification of the appointment of PwC as our independent registered public accounting firm for 2017 will be approved if the votes cast in favor of the ratification exceed the votes cast opposing the ratification.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Information Regarding Fees Paid to our Independent Accountants in 2016 and 2015

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2016 and 2015 were (dollars in thousands):

	Year Ended December 31,
	2016	2015
Audit Fees(1)	$553	$522
Audit-Related Fees(2)	30	21
Tax Fees(3)	105	86
All Other Fees(4)	2	2
Total	$690	$631

(1)

Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries and the review of unaudited financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries.

(2)

Audit-related fees represent the aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above.

(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(4)

All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm to us and our subsidiaries. In accordance with this policy, the Audit Committee has granted authority to the Audit Committee Chairman, Mr. Michael, to approve non-audit services in an amount up to $50,000 on behalf of the Audit Committee. Any such approval will be communicated to the Audit Committee at the next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by PwC to our Company and its subsidiaries during the fiscal year ended December 31, 2016.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, provides our shareholders with an advisory vote to approve our executive compensation. This advisory vote gives our shareholders the opportunity to express their views on the compensation of our executive officers. Although this vote is advisory and is not binding, the Board and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis” and “Executive Compensation Tables,” our compensation program is designed to align the interests of management with those of our shareholders, apply a pay-for-performance philosophy and attract and retain top management talent. On an ongoing basis, our Board and Compensation Committee analyzes our compensation program and believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our shareholders. For example:

•

A meaningful portion of the total compensation paid or awarded to our executive officers is performance-based. Among other things, the Compensation Committee has determined to make significant use of performance-based equity awards that vest based on the achievement of rigorous performance goals over a three-year performance period. Such performance-based equity awards are directly linked to the Company’s financial performance and vest accordingly, as opposed to time-based awards that vest based simply on continued employment.  The alignment of our executive officers’ long-term equity performance-based compensation with the interest of our shareholders has been demonstrated over the last three years as the cumulative equity compensation earned or expected to be earned is estimated to be approximately 40% lower than grant date target value based on our actual stock and book value performance.

•

Half of the annual cash incentives our executive officers are eligible to earn are based on rigorous annual return on equity goals; the remainder is based on a qualitative assessment of the executives’ performance versus strategic objectives established by the Compensation Committee for the year.  For 2016, the Compensation Committee applied its negative discretion to reduce the qualitative component 15% for both our Executive Chairman and Chief Executive Officer and 10% for our Chief Financial Officer.

•

The Compensation Committee annually evaluates our compensation practices with the support of an independent compensation consultant and has adopted compensation practices that we believe align the interests of our executive officers with those of our shareholders.

•

The Compensation Committee, along with management, annually conducts a risk assessment of our compensation programs to ensure they do not create unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.

•	The Board has adopted stock ownership guidelines that apply to our executive officers and non-employee directors. These stock ownership guidelines were reviewed by the Board and expanded upon in 2016.
•

The Board has adopted a compensation “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements.

•	We have a policy that does not allow the revision of any bonus formula for a given fiscal year once it has been established for that year.

•	We do not provide perquisites or similar special benefits to our executive officers.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit or other retirement benefits to the executive officers other than the tax-qualified 401(k) plan available to all employees.

See the information set forth under “Compensation Discussion and Analysis” and “Executive Compensation Tables” for more information on these elements of our executive compensation program.

For these reasons, the Board strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2017 annual meeting of shareholders.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 3 above, we ask our shareholders to vote on an advisory basis to approve the compensation of our executive officers. Section 14A of the Exchange Act also provides our shareholders with the opportunity to recommend, on an advisory basis, how frequently we should provide future advisory executive compensation votes. By voting on this Proposal 4, shareholders may tell us whether they would prefer to have an advisory executive compensation vote each year, every two years or every three years.

After careful consideration, our Board has determined that having an advisory vote on executive compensation annually is the most appropriate policy for our Company at this time and, therefore, recommends that you vote, on an advisory basis, to have future advisory executive compensation votes every year.

•

As noted in Proposal 3 above, the Compensation Committee annually conducts an evaluation of our compensation practices with the support of an independent compensation consultant and adopts compensation practices that we believe align the interests of our executive officers with those of our shareholders.

•	The Compensation Committee makes key executive compensation decisions every year.
•

We believe that annual votes should provide us with input from our shareholders that is a more current reflection of their sentiment and is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters and our executive compensation philosophy.

•

Although our Board believes that holding an advisory vote on executive compensation every year currently reflects the appropriate balance, our Board may reassess this issue periodically and may vary our practice based on factors such as discussions with our shareholders and the adoption of any material changes to our compensation programs.

•

Shareholders can choose one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. For this proposal, shareholders are not voting to approve or disapprove our Board’s recommendation. The option of one year, two years or three years that receives the highest number of votes cast by the Company’s shareholders will be the frequency that has been selected by shareholders on an advisory basis. Because this is an advisory vote, the voting results will not be binding on the Company, the Board or the Compensation Committee, although our Board plans to consider the frequency receiving the most votes when deciding how often to have advisory executive compensation votes in the future.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE

COMPENSATION EVERY YEAR.

INFORMATION ON OUR BOARD, ITS COMMITTEES AND
CORPORATE GOVERNANCE

The Board believes that its current composition and leadership structure offers the right balance of experience, qualifications and diversity of perspectives to provide expert and independent oversight of the Company’s business, strategy and management. The Board’s governance and leadership highlights include the following:

•	three-quarters of the Board’s members are independent;
•	each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors;
•	six of our eight directors have investment management experience and seven of our eight directors have real estate and specialty finance experience;
•	our Executive Chairman, Mr. Billings, co-founded the Company and has been recognized as a leader and expert in the investment management and financial services industries for over two decades;
•	the Board’s independent directors have elected a non-management Lead Independent Director, Mr. Altobello, empowered with robust duties and authority as described below;
•	the Board is committed to regular self-evaluation and refreshment practices, and half of our independent directors have been added to the Board just in the last six years; and
•	the independent directors meet at least quarterly in executive session without management present.

Corporate Governance Enhancements

In 2016, the Board approved a series of matters designed to enhance the Company’s overall corporate governance. These corporate governance highlights include the following:

•	adopting a majority vote standard in uncontested director elections and approving a director resignation policy;
•	adopting a policy prohibiting hedging in the Company’s equity securities and limiting the ability to pledge such securities;
•

beginning a process, which we successfully completed in February 2017, to eliminate all outstanding shares of the Company’s Class B common stock in order to address shareholder concerns regarding the Class B common stock’s voting structure;

•	reducing the number of public company directorships that any one director may hold, from six to five; and
•	recommending that the frequency of future advisory votes on executive compensation occur annually as opposed to every three years.

Board Leadership Structure

Mr. Billings served as our Chairman and Chief Executive Officer from April 2005 until June 11, 2014. Effective June 11, 2014, Mr. Tonkel was appointed as Chief Executive Officer of the Company and succeeded Mr. Billings. Mr. Billings continues to serve as our Executive Chairman. In his capacity as Executive Chairman, Mr. Billings is the person best suited to set the agendas, priorities and procedures of the Board and to lead discussions of our short- and long-term strategy due to his in-depth knowledge of our business, operations and investment philosophy.

In accordance with our Corporate Governance Guidelines, the Board has a Lead Independent Director who is elected annually by the independent directors of the Board to act in a lead capacity to coordinate the actions of the other independent directors, as described below. Mr. Altobello is our current Lead Independent Director. The Lead Independent Director coordinates and moderates executive sessions of the Board’s independent directors and acts as principal liaison between the independent directors and the Chief Executive Officer on (i) topics or issues as requested by the independent directors, any committee of the Board or the full Board or (ii) any topic selected by the

Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director is responsible to ensure that the following functions are addressed as needed or as appropriate, as determined in the good faith discretion of the Lead Independent Director:

•	presiding over non-committee meetings of the non-management directors;
•	timing and agendas for Board and committee meetings;
•	nature, quantity, and timing of information provided to the independent directors by the management, including information specifically requested by the Lead Independent Director;
•	retention of counsel or consultants who report directly to the Board, or to the Lead Independent Director;
•	delivery of reports from the Nominating and Governance Committee regarding compliance with and implementation of our corporate governance policies;
•	delivery of reports from the Nominating and Governance Committee regarding recommended revisions to our corporate governance policies;
•

evaluation, along with the members of the Compensation Committee and the full Board, of the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation; and

•	recommending members for various Board committees, as well as selection of the committee chairs.

Independence of our Board

The listing standards of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our website at www.arlingtonasset.com.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships to which a director is party. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our Company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel J. Altobello, Daniel E. Berce, David W. Faeder, Peter A. Gallagher, Ralph S. Michael, III and Anthony P. Nader, III.

Chief Executive Officer Succession Policy

In order to minimize the potential disruption to our Company upon the resignation, termination, death, disability or other form of absence of our Chief Executive Officer, our Board adopted a Chief Executive Officer Succession Plan Policy (the “CEO Succession Policy”). The CEO Succession Policy is general in nature and intended to provide the Board and Nominating and Governance Committee with contingency procedures upon such a succession of the Chief Executive Officer.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board held a total of 12 meetings during 2016. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the Board committees on which he served. In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet without the management directors being present at least quarterly. Mr. Altobello, the Lead Independent Director, presides at all meetings of the non-management directors. Shareholders and other interested persons may contact the Lead Independent Director in writing by mail directed to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. Current standing committee membership and the number of meetings of each committee during 2016 are described below. Messrs. Billings and Tonkel do not serve on any of our Board’s standing committees.

Name	Audit	Compensation	Nominating and Governance
Daniel J. Altobello			√
Daniel E. Berce	√	√ (Chairman)
David W. Faeder		√	√
Peter A. Gallagher	√	√	√ (Chairman)
Ralph S. Michael, III	√ (Chairman)	√
Anthony P. Nader, III	√		√
Number of Meetings in 2016	6	7	5

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman, and Messrs. Berce, Gallagher and Nader. Among other responsibilities, the Audit Committee assists the Board in monitoring our financial reporting process, and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each member of the Audit Committee is financially literate under the standards established by the NYSE. The Board has also determined that Messrs. Michael, Berce and Nader are qualified as an “audit committee financial expert” within the meaning of applicable SEC rules, and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Board has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on our Audit Committee’s oversight of our financial reporting process, please refer to “Audit Committee Report” in this proxy statement. For additional information on the Audit Committee’s role in risk management see “— Risk Oversight” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Berce, who serves as Chairman, and Messrs. Faeder, Gallagher and Michael. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Board has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Gallagher, who serves as Chairman, and Messrs. Altobello, Faeder and Nader. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of our Company, engages in management succession planning and development and oversees the evaluation of the Board. The Board has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer because our Board has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities. Our Statement of Business Principles is available on our website at www.arlingtonasset.com.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board, on our website at www.arlingtonasset.com. Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on the Board on behalf of the Board. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates. The Nominating and Governance Committee may identify potential Board candidates from a variety of sources, including recommendations of our shareholders.

Process for Identifying and Evaluating Director Candidates

The full Board reviews its composition on a regular basis in order to ensure that it is comprised of Board members that have the experience, qualifications and diversity of perspectives necessary to ensure expert and independent oversight of the Company’s strategy and management. The Board believes that the long-term interests of our shareholders are best served by a Board that strikes an optimal balance between continuity of institutional knowledge and fresh, diverse perspectives. To that end, the Board’s recruitment and selection process has resulted in the addition of three highly qualified independent directors, or half of our total independent directors, within the last six years.

The Nominating and Governance Committee rigorously evaluates all director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines, a copy of which is available on our website at www.arlingtonasset.com, to ensure a continued match of their skill sets against the needs of the Company. The Nominating and Governance Committee evaluates properly submitted shareholder nominations no differently than other nominations. In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee considers, among other things, business experience and skills, independence, diversity, judgment, integrity, the ability to commit sufficient time and attention to the activities of the Board, the absence of any potential conflicts with our interests, and such other factors as it deems appropriate given the current needs of the Board and our Company to maintain a balance of knowledge, experience and capability. The Nominating and Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity, as one of many attributes relevant to a nomination to the Board, is implemented through the Nominating and Governance Committee’s standard evaluation process. In particular, the Nominating and Governance Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating and Governance Committee’s annual assessment.

Communications with the Board

Shareholders wishing to communicate with the Board should send any communication in writing to our Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209. Any such communication must state the number of shares of common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board, a committee of the Board, the Lead Independent Director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or otherwise inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Shareholder Engagement

We believe that regular, transparent communication with our shareholders is essential, and the input of our shareholders helps us better evaluate our business and our corporate governance practices. Through these engagements, we seek to ensure that corporate governance practices accommodate the priorities of our shareholders.  As mentioned above, based on the engagement of our shareholders, the Board approved a series of matters in 2016 designed to enhance the Company’s overall corporate governance practices. Also, members of our management team meet regularly with a significant number of our shareholders to discuss our investment portfolio strategy, financial and operating performance, capital allocation, corporate governance and executive compensation practices and to solicit feedback on these and a variety of other topics.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. At regular meetings, the Audit Committee receives reports from management and the internal auditor regarding our assessment of risks. The Audit Committee also receives and discusses regular and required communications from the Company’s independent registered public accounting firm regarding, among other things, the Company’s internal controls. In addition to discussion of these reports, the Audit Committee holds separate quarterly executive sessions with one or more of the chief financial officer, the Company’s internal auditor, and representatives of the Company’s independent public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management. While the Board (through the Audit Committee) oversees our risk management, our management team is responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

Director Attendance at the Annual Meeting

In accordance with our Corporate Governance Guidelines, directors are expected to attend our annual meeting of shareholders, unless excused by the Lead Independent Director with good cause. All of the members of our Board attended the 2016 annual meeting of shareholders in person.

Contributions to Charitable Entities

During the past three fiscal years, we have not made any charitable contributions to any charitable organization for which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following non-employee directors, all of whom are independent according to the standards set forth in the NYSE listing standards and our Corporate Governance Guidelines: Messrs. Berce (Chairman), Faeder, Gallagher and Michael. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship with our Company requiring disclosure as a related party transaction under the applicable SEC rules. During fiscal year 2016, none of our executive officers served on the compensation committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee and none of our executive officers served on the compensation committee of another entity, one of whose executive officers served on our Board.

Director Stock Ownership Guidelines

On February 9, 2011, the Board affirmed the stock ownership guidelines applicable to each member of the Board who is not also an executive officer. Under these ownership guidelines, each non-executive director is required to retain 100% of any equity awards made to such director from and after February 9, 2011 until the date on which the director is no longer a director of our Company.

Director Compensation

Compensation for our non-employee directors is established by our Compensation Committee to provide an appropriate level of compensation relative to the work required for service on our Board, as well as to director compensation practices in the competitive market. Our Compensation Committee periodically, but at least annually, reviews non-employee director compensation to assure that individual cash components (i.e., retainers and meeting fees), total cash and equity awards are appropriately positioned.

Our non-employee directors are compensated in both cash and equity (in the form of restricted stock units (“RSUs”)) in order to align our directors’ interests with the long-term interests of our shareholders. Our non-employee director compensation for 2016 included:

Element	Amount
Annual Cash Retainer	$50,000
Annual RSU Grant	$80,000
Lead Independent Director Retainer(1)	$95,000
Audit Committee Chair Premium(2)	$25,000
Nominating and Governance Committee Chair Premium(3)	$10,000
Compensation Committee Chair Premium(3)	$10,000
In-Person Board or Committee Meeting Fee	$1,500
Telephonic Board or Committee Meeting Fee	$500

(1)	Retainer consists of $82,500 in cash and $12,500 in RSUs, and is paid in addition to annual cash retainer and RSU grant.
(2)	Premium consists of $17,500 in cash and $7,500 in RSUs and is paid in addition to annual cash retainer and RSU grant.
(3)	Premium consists of $5,000 in cash and $5,000 in RSUs and is paid in addition to annual cash retainer and RSU grant.

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees and corporate events that directors may be asked to attend.

Director Compensation Enhancements for 2017

The Compensation Committee is committed to the ongoing review and evaluation of our non-employee director compensation levels and program.  In February 2017, the Compensation Committee conducted an extensive evaluation of our compensation program for our non-employee directors, with the support of an independent compensation consultant, and approved the elimination of meeting fees and adopted an updated compensation program for our non-employee directors effective January 1, 2017.  Our non-employee director compensation for 2017 includes:

Element	Amount
Annual Cash Retainer	$80,000
Annual RSU Grant	$80,000
Lead Independent Director Retainer(1)	$80,000
Audit Committee Chair Premium(1)	$20,000
Nominating and Governance Committee Chair Premium(1)	$10,000
Compensation Committee Chair Premium(1)	$10,000

(1)	Retainers and premiums consists of cash.

Director Compensation for 2016

The following table contains compensation information for each of our non-employee directors serving on the Board during the year ended December 31, 2016. Neither J. Rock Tonkel, Jr., our President and Chief Executive Officer, nor Eric F. Billings, our Executive Chairman, received compensation for their services as members of the Board in 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total Compensation
Daniel J. Altobello	$164,500	$92,500	$257,000
Daniel E. Berce	$80,500	$85,000	$165,500
David W. Faeder	$76,000	$80,000	$156,000
Peter A. Gallagher	$87,000	$85,000	$172,000
Ralph S. Michael, III	$92,500	$87,500	$180,000
Anthony P. Nader, III	$75,500	$80,000	$155,500

(1)

As stated above, includes an annual cash retainer paid to each of our non-employee directors, as well as in-person and telephonic attendance fees for each meeting of our Board and its standing committees on which each of our non-employee directors served. Additionally, includes cash portion of Lead Independent Director retainer for Mr. Altobello, and cash portions of Audit, Nominating and Governance, and Compensation Committee Chair Premiums for Messrs. Michael, Gallagher and Berce, respectively.

(2)

In fiscal 2016, each non-employee director received an award of RSUs with the number of shares calculated to target the grant date values listed in this column, with each RSU valued at $13.78, the closing price of our common stock on the NYSE on the grant date. The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to non-employee directors during the fiscal year ended December 31, 2016. For more information regarding the valuation of RSU awards granted by us to our non-employee directors, please refer to Note 13 in the notes to our consolidated financial statements included in our 2016 Annual Report.

Annual Grant of RSUs to Non-Employee Directors

On June 9, 2016, the date of our 2016 annual meeting of shareholders, each of our non-employee directors received an annual grant of 5,805 RSUs having an aggregate grant date fair value of $80,000, based on the closing sale price of our common stock on the NYSE on June 9, 2016. The RSUs were granted pursuant to our 2014 Long-Term Incentive Plan. In addition to the annual grant of RSUs, we also granted additional RSUs to our non-employee directors for services as our Lead Independent Director or as a chairman of one of our Board’s standing committees, as noted in “— Director Compensation for 2016” above.

A non-employee director’s interest in RSUs awarded pursuant to our 2014 Long-Term Incentive Plan vests immediately on the award grant date. These vested RSUs are converted into shares of our common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the date the director separates from our service or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

Prior to the effectiveness of the 2014 Long-Term Incentive Plan on July 15, 2014, we awarded RSUs to our non-employee directors pursuant to the Company’s 2011 Long-Term Incentive Plan, the Company’s 2004 Long-Term Incentive Plan, the FBR Stock and Annual Incentive Plan or the Company’s Non-Employee Director Stock Compensation Plan (the “Prior Plans”). A non-employee director’s interest in RSUs awarded pursuant to one of the Prior Plans vested if he served on our Board from the date of grant until the first anniversary of the award. Vested RSUs awarded under the Prior Plans ordinarily are converted to shares of common stock on a one-for-one basis, with any fractional share being settled in cash, one year after the participant ceases to be a member of our Board.

RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

The following table sets forth certain information regarding RSUs granted in 2016 to our non-employee directors as discussed above:

Name	Aggregate Number of RSUs Awarded	Grant Date Fair Value of RSUs Awarded(1)	Aggregate Number of RSUs Outstanding at Fiscal Year End
Daniel J. Altobello	6,712	$92,500	47,627
Daniel E. Berce	6,168	$85,000	24,969
David W. Faeder	5,805	$80,000	15,473
Peter A. Gallagher	6,168	$85,000	43,117
Ralph S. Michael, III	6,349	$87,500	43,758
Anthony P. Nader, III	5,805	$80,000	10,480

(1)	The grant date fair value is calculated in accordance with FASB ASC Topic 718 and is based on the last sale price of our common stock on the NYSE on June 9, 2016, which was $13.78.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers for the year ended December 31, 2016 were J. Rock Tonkel, Jr., President and Chief Executive Officer, Eric F. Billings, Executive Chairman of the Board and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer. The following persons have been appointed by our Board to serve as our executive officers for the fiscal year ending December 31, 2017.

ERIC F. BILLINGS, age 64, is our Executive Chairman. Since co-founding our company in 1989, he has continuously served as a director. He was appointed Chairman and Chief Executive Officer on April 28, 2005 and served as Chief Executive Officer until June 2014. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, institutional brokerage and asset management firm from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

J. ROCK TONKEL, JR., age 54, is our Chief Executive Officer, a position he has held since June 2014, and our President. He also has served as a director of our Company since March 2007. From February 2007 until June 2014 he served as our Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR & Co. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group. Prior to joining FBR & Co., Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury. At the Office of Thrift Supervision, Mr. Tonkel oversaw the restructuring of many of the nation’s largest troubled thrifts and savings banks.

RICHARD E. KONZMANN, age 48, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since March 2015. Prior to joining the Company, Mr. Konzmann was employed by American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager of publicly traded mortgage real estate investment trusts, business development companies and private equity funds. While at American Capital, Ltd., Mr. Konzmann served as Senior Vice President, Accounting from 2006 to March 2015, Vice President, Accounting from 2003 to 2005 and Corporate Controller from 2002 to 2003. From 1993 to 2002, Mr. Konzmann served in various controllership, finance and asset management roles with Crestline Capital Corporation (NYSE: CLJ) and Host Marriott Corporation (NYSE: HMT). From 1990 to 1993, Mr. Konzmann was employed with the public accounting firm Deloitte and Touche LLP. Mr. Konzmann is a Certified Public Accountant.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 20, 2017, certain information concerning the beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our executive officers, (iii) all of our executive officers and directors as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.  As of April 20, 2017, there were no Class B common stock outstanding.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person. The address of each individual listed in the table is c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Name of Beneficial Owners	Number of Shares of Common Stock		Percent of Class(1)
Eric F. Billings	204,765	(2)		*
J. Rock Tonkel, Jr.	331,320	(3)	1.4%
Daniel J. Altobello	49,127	(4)		*
Daniel E. Berce	39,969	(4)		*
David W. Faeder	15,473	(4)		*
Peter A. Gallagher	43,117	(4)		*
Richard E. Konzmann	7,457	(5)		*
Ralph S. Michael, III	46,083	(4)		*
Anthony P. Nader, III	10,480	(4)		*
All executive officers and directors (9 persons)	747,791		3.2%
5% Holders:
American Financial Group, Inc.	1,403,848	(6)	5.9%

*	Less than one percent.
(1)

Based on 23,628,167 shares of common stock outstanding as of April 20, 2017. Shares of common stock subject to options or other awards currently exercisable, or exercisable within 60 days of April 20, 2017, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.

(2)

The number of shares of common stock shown as beneficially owned by Mr. Billings in the table above includes 125,401 shares held by Mr. Billings, over which Mr. Billings exercises sole voting and investment power, that have been pledged by Mr. Billings as collateral for a line of credit with Wells Fargo & Company.

(3)

The number of shares of common stock shown as beneficially owned by Mr. Tonkel in the table above includes 36,102 restricted shares of common stock ("Restricted Stock") granted on June 11, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable, subject to Mr. Tonkel’s continued employment, as follows: (a) with respect to one-half of the shares of Restricted Stock, on June 11, 2017; and (b) with respect to the other one-half of the shares of Restricted Stock, on June 11, 2018.  The number of shares of common stock shown above excludes 2,500 shares held in an irrevocable family trust.  Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.

(4)

The number of shares of common stock shown as beneficially owned by each of our directors and director nominees in the table above includes vested RSUs that we have awarded to our directors under our 2014 Long-Term Incentive Plan and the Prior Plans, in the following amounts: Mr. Altobello — 47,627 RSUs; Mr. Berce — 24,969 RSUs; Mr. Faeder — 15,473 RSUs; Mr. Gallagher — 43,117 RSUs; Mr. Michael — 43,758 RSUs and Mr. Nader — 10,480 RSUs. Vested RSUs are converted to shares of common stock upon the director ceasing to be a member of our Board. See “Information on our Board, its Committees and Corporate Governance — Director Compensation for 2016 — Annual Grant of RSUs to Non-Employee Directors.” RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

(5)

The number of shares of common stock shown as beneficially owned by Mr. Konzmann in the table above represents 7,457 shares of Restricted Stock granted on July 25, 2016 pursuant to the Company’s 2014 Long-Term Incentive Plan.  The vesting schedule provides that these shares of Restricted Stock will vest and become nonforfeitable on July 25, 2019, subject to Mr. Konzmann’s continued employment.

(6)

Based solely on information contained in a Schedule 13G filed by American Financial Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 23, 2017. The address of American Financial Group, Inc. is Great American Insurance Group Tower, 301 East Fourth Street, Cincinnati, Ohio 45202.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2016, information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	995,664	(1)	$—	1,861,983	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—	—
Total	995,664		$—	1,861,983

(1)

Consists of awards granted under the 2014 Long-Term Incentive Plan and the Prior Plans. This amount includes 185,424 RSUs and 810,240 performance share units (“PSUs”), which represent the maximum number of PSUs, excluding dividend reinvestments, that are potentially issuable. There is not a weighted-average exercise price for these RSUs and PSUs. The Prior Plans have been replaced by the 2014 Long-Term Incentive Plan, but the terms of awards previously granted pursuant to the Prior Plans remain the same.

(2)

Consists of shares of common stock available for issuance under the 2014 Long-Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and performance-based awards. Shares covered by outstanding awards granted pursuant to the 2014 Long-Term Incentive Plan or any Prior Plan become available for future grants under the 2014 Long-Term Incentive Plan if the award is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award. As of December 31, 2016, a maximum of 810,240 shares of common stock, excluding dividend reinvestments, may be issuable under certain circumstances upon vesting of outstanding PSUs. Under our Prior Plans, if the maximum awards are earned under the PSUs awarded in 2014, excluding dividend reinvestments, 171,937 shares of common stock may be issuable upon vesting of these PSUs awarded under our Prior Plans.  If the maximum awards are earned under PSUs awarded in 2015 and 2016, excluding dividend reinvestments, the Company would have 1,223,680 shares remaining available to grant under the 2014 Long-Term Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and greater-than-10% beneficial owners to file reports of ownership and changes in ownership of our securities with the SEC. Based solely upon our review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2016 through December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over 5% of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions between our Company and any related person that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, pursuant to its charter, the Nominating and Governance Committee periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for 2016 for our executive officers that served during the year ended December 31, 2016. Our executive officers for the year ended December 31, 2016 were Eric F. Billings, Executive Chairman of the Board, J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer.

The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. In furtherance of this role, the Compensation Committee seeks to attract and retain high-quality leadership and ensure that the Company’s executive compensation strategy supports the Company’s objectives and shareholder interests. In this Compensation Discussion and Analysis, we sometimes refer to the Compensation Committee as the “Committee.”

Executive Summary

Our Business

We are an internally managed investment firm that currently focuses on acquiring and holding a levered portfolio of residential mortgage-backed securities (“MBS”), consisting of agency MBS and private-label MBS. Agency MBS include residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government agency or government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Private-label MBS, or non-agency MBS, include residential MBS that are not guaranteed by a GSE or the U.S. government. As of December 31, 2016, nearly all of our investment capital was allocated to agency MBS.

We leverage prudently our investment portfolio so as to increase potential returns to our shareholders. We fund our investments primarily through short-term financing arrangements.  We enter into various hedging transactions to mitigate the interest rate sensitivity of our cost of borrowing and the value of our MBS portfolio.

We are a Virginia corporation and taxed as a C corporation for U.S. federal tax purposes. As mentioned above, we are an internally managed company and do not have an external investment advisor.  We believe this structure eliminates conflicts of interest inherent with similar externally managed funds, avoids the payment of fees to the external advisor and aligns management compensation to the Company’s performance.

For more detail on our Company, investment strategy, MBS portfolio, financing strategy and risk management strategy, please refer to the Company’s 2016 Annual Report accompanying this proxy statement.

Market Conditions and Our Performance in 2016

2016 was a challenging year for companies in the residential mortgage asset space. We and our peers faced extreme volatility across asset classes, persistent interest rate volatility and widening of MBS spreads.  These conditions were caused by a number of events, including:

•

The United Kingdom’s referendum vote to exit the European Union, creating severe volatility and selling pressure in riskier asset classes, and the decrease of the 10-year U.S. Treasury rate to historic lows.

•

The surprising presidential election victory by Republican Donald Trump, together with the Republican party securing control of both houses of Congress, with a campaign platform of pro-growth economic policies triggering a major repricing in nearly every financial market, and leading to a dramatic increase in interest rates and volatility and further widening in agency MBS spreads relative to swap and 10-year U.S. Treasury rates.

•

The Federal Open Market Committee’s decision to raise the federal funds rate range by 25 basis points to 0.75%, the first increase in nearly one year, and market speculation that up to two or three increases will follow in 2017.

•

Uncertainty over the new Presidential administration’s policies, together with questions regarding the administration’s ability to work with Congress in order to implement such policies, leading to speculation of increased market and credit volatility over 2017.

During 2016, our financial results were significantly impacted by this persistent interest rate volatility and widening of MBS spreads, which resulted in an underperformance of the Company’s agency MBS portfolio relative to its interest rate hedges, leading to a decline in the value of the Company’s hedged agency MBS portfolio during the year.  This decline in value of our hedged agency MBS portfolio led to a net loss during 2016 of $1.79 per diluted share and a decline in book value of $4.84 per share to $16.21 per share as of December 31, 2016.  The Company’s tangible book value, which is calculated as shareholders’ equity less the Company’s deferred tax asset, declined $3.70 per share to $13.11 per share as of December 31, 2016.  While we maintain a portfolio of interest rate hedge instruments designed to protect the fair value of our agency MBS portfolio from a rise in interest rates, our hedging instruments are not generally designed to protect our net book value from spread risk, which is the risk of an increase of the market spread between the yield on agency MBS and the benchmark yield on U.S. Treasury securities or interest rate swaps.

Why We Hedge

The Company maintains a substantial hedge position with the intent to protect its capital and earnings potential against rising interest rates over the long-term.  Our hedging strategy enables the Company to maintain an attractive return on its agency MBS portfolio to produce resilient and predictable core operating income that supports consistent dividends to our shareholders.  In a wider spread environment, this hedging strategy could result in a temporary decline in book value; however, the Company would expect that this temporary decline in book value would be recovered over time either through higher future spread earnings if spreads remain wide, or through a reversal of this temporary decline in book value if spreads narrow.

Performance Highlights

Despite these unpredictable and volatile interest rate and economic environments during 2016, we delivered stable spread income and consistent dividends.  The Company and its leadership have a long-term track record of delivering value to shareholders through numerous cycles and we believe we achieved some key accomplishments in 2016, including the following:

•	We produced a total shareholder return of 34% for 2016 through a combination of stock price appreciation plus dividends on a reinvested basis.
•

We paid a quarterly dividend that totaled $2.50 per share for the year ended December 31, 2016, continuing to provide our shareholders with strong total returns (see the chart below for additional information regarding our historical dividend payments).

•

We generated $2.75 per diluted share of non-GAAP core operating income, as defined in our Annual Report on Form 10-K for the year ended December 31, 2016. For a reconciliation of non-GAAP core operating income measures to GAAP net income (loss), see “—Reconciliation of Non-GAAP Measures” below.

•	We increased the stock price to tangible book value per share from 0.79x as of December 31, 2015 to 1.13x as of December 31, 2016.
•	We significantly lowered our GAAP net loss in 2016 as compared to the prior year.
•

We efficiently managed the Company with our cash general and administrative expenses increasing by only 1% from 2015 and decreasing 6% from 2014 (excluding non-recurring costs associated with our 2016 proxy contest).

•	We continued to enhance our hedging capabilities, as part of our risk management.

•	We maintained key repo-financing relationships and increased funding capacity.
•	We successfully re-activated our “at-the-market” stock offering program, raising accretive net proceeds of $9.7 million.
•	We successfully re-allocated capital from private-label MBS (at a gain) into agency MBS, which we believe will produce higher relative future returns over time.
•	We proactively took steps to increase the duration of our NOLs and to more efficiently utilize these assets going forward.
•

We conducted an extensive outreach program to our shareholders and proactively implemented a number of key governance enhancements (See “Information on our Board, its Committees and Corporate Governance — Corporate Governance Highlights”).

•	We made enhancements to our financial reporting transparency while maintaining strong internal controls.
•

We retained all key employees, even while the Company went through a long and difficult contested proxy fight (which, absent our executive officer leadership, we believe could have caused significant instability and possible employee departures).

The Compensation Committee determined that Messrs. Billings, Tonkel and Konzmann were key to leading the Company during 2016, particularly in navigating a very volatile market, maintaining and expanding key sources of financing, increasing outreach to shareholders and guiding the Company through a very challenging proxy contest.

As noted above, during 2016, the Company maintained its $0.625 per share quarterly dividend, totaling $2.50 per share in the aggregate for the year.  The graph below captures the Company’s historical quarterly dividends distributed to our shareholders over the last five fiscal years and annualized dividend yield based on the quarter end stock price:

Summary of Total Direct Compensation Program Elements

In 2016, the Compensation Committee continued its approach to executive compensation with the overarching goals of linking pay for performance, aligning the interests of management with those of shareholders and retaining and recruiting top management talent. Our executive compensation program includes many performance-based features to provide incentives for our executive officers to achieve both short- and long-term business objectives and was designed to include three direct compensation components: base salary, annual cash incentive and long-term equity incentive compensation opportunities for each executive.  In this regard, the following chart illustrates the performance-based structure of the total target compensation for each of our Executive Chairman and Chief Executive Officer in 2016:

Summarized below is a description of the three components and their principal contribution to our compensation objectives, as well as highlights of the key actions and decisions made with respect to each component for 2016.

Compensation Type	Pay Element	Compensation Objectives and Key Highlights
Base Salary

Objectives and Principal Contributions of Compensation Component

•  The Compensation Committee sets salaries to provide a minimum level of fixed cash compensation and salaries are set based on a variety of factors, including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience and individual performance and potential.

2016 Key Highlights

•  Base salary for Messrs. Billings and Tonkel remained unchanged in 2016 as compared to 2015. Mr. Konzmann’s base salary was raised from $325,000 to $450,000 effective as of July 1, 2016 in order to better align with competitive market practices as well as his overall contribution to the Company since joining the Company in March 2015.

Annual Cash Incentive

Objectives and Principal Contributions of Compensation Component

•  Performance-based cash incentives that reward achievement of annual performance metrics and goals.

•  Messrs. Billings and Tonkel were eligible to earn between 0% and 200% of their target bonus opportunities, which were 100% of base salary, based on performance achievements relative to the specific metrics and goals discussed below.  Mr. Konzmann was eligible to earn between 0% and 200% of his target bonus opportunity, which was 80% of his pro rata base salary (Mr. Konzmann’s base salary was raised from $325,000 to $450,000 effective as of July 1, 2016), based on performance achievements relative to the specific metrics and goals discussed below.

•  50% of the total annual cash bonus opportunity was based on corporate performance through the achievement of specific annual return on equity (“ROE”) goals (see definition of ROE under “2016 Annual Performance – Based Cash Bonus Opportunities”).

•  ROE was selected because it measures both our profitability and our efficient use of equity capital and is an important element in the Board’s determination of our dividend.

•  50% of the total annual cash bonus opportunity was based on a subjective assessment of the executives’ performance as well as a predetermined set of qualitative measurement criteria established by the Compensation Committee for the 2016 performance year.

•  The Committee believes that these additional qualitative criteria are key to aligning our executive officers’ interests with our shareholders, because such goals incentivize our officers to focus not only on financial results, efficiency and stability, but also other areas of acute interest to our shareholders, such as corporate governance and the delivery of sustainable, long-term value.

•  The Committee retains full negative discretion to reduce (but not increase) the annual performance-based incentive compensation otherwise earned by achieving the ROE goals.

2016 Key Highlights

•  The ROE goals for 2016 were 10%, 13% and 16% at threshold, target and maximum, respectively, which each represented a one percentage point increase from the prior year ROE goals.  For the corporate performance component of the performance-based cash incentives, actual ROE in 2016 was 17.4%, which exceeded the maximum ROE goal, resulting in a maximum payout of the corporate performance portion of the annual bonus opportunity for Messrs. Billings, Tonkel and Konzmann (representing 50% of the total annual cash bonus opportunity).

•  While the Committee determined that the executive officers accomplished substantially all the predetermined qualitative goals during 2016, they determined that, considering market conditions and continued volatility during fiscal year 2016, it was in the best interest of the Company and its shareholders to reduce the qualitative portion of the annual bonus opportunity for Messrs. Billings, Tonkel and Konzmann.  The Committee determined that, based on its subjective assessment and evaluation of the predetermined measurement criteria (in particular, the key accomplishments discussed below under “2016 Annual Performance – Based Cash Bonus Opportunities”), Messrs. Billings and Tonkel warranted payment of 85% of maximum and Mr. Konzmann 90% of maximum for the qualitative portion of the annual bonus opportunity (representing the remaining 50% of the total annual cash bonus opportunity).

Long-Term Equity Incentive

Objectives and Principal Contributions of Compensation Component

•  Our performance-based long-term equity incentive program (the “PSU Program”) consists of grants of two types of PSUs designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance.

•  Each grant of PSUs provides the executive the opportunity to earn between 0% and 250% of the target number of PSUs based on the achievement of pre-determined performance goals.

•  The first type of PSU, which we refer to as “Book Value PSUs,” are eligible to vest based on the compound annualized growth in the Company’s tangible book value per share, excluding the deferred tax asset, plus dividends on a reinvested basis over a three-year performance period.

•  The other type of PSU, which we refer to as “TSR PSUs,” are eligible to vest based on the Company’s compound annualized total shareholder return over a three-year performance period.

•  The performance measures of compound annualized growth in the Company’s book value per share and the Company’s annualized total shareholder return over a three-year period were selected because the Company believes it would most effectively align management’s compensation with shareholder returns over an appropriate investment period.

2016 Key Highlights

•  The Compensation Committee awarded a target number of PSUs, with a grant date of July 1, 2016, with an aggregate grant date fair value equal to 100% of base salary for Messrs. Billings and Tonkel and 80% of Mr. Konzmann’s then base salary ($325,000), with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs. During 2016, Mr. Konzmann was also awarded a one-time grant of $100,000 of restricted stock as part of his compensation adjustment, based on a grant date value on July 25, 2016 of $13.41 per share, vesting on July 25, 2019, subject to his continued employment.

•  Each grant of PSUs awarded in 2016 has a three-year performance period from July 1, 2016 through June 30, 2019

•  The Committee previously awarded PSUs in 2014 and 2015, with similar three-year performance periods that end in June 2017 and 2018, respectively. Based on the actual performance measurements as of March 31, 2017, and assuming the stock price, book value and quarterly dividend remain unchanged over the reminder of the relevant performance period, none of the PSUs awarded in 2014 are expected to be earned or vested and approximately 64% of the target PSUs awarded in 2015 are expected to be earned or vested.  However, the expected performance measurements could improve, which would result in additional PSU awards expected to be earned or vested. Conversely, the expected performance measurements could decline, which would result in less PSU awards expected to be earned or vested.  These estimates are discussed further under “—Long-Term Equity PSU Program Compensation Performance”.

•  The Committee also previously awarded PSUs in 2013 that had a three-year performance period that ended in June 2016.  None of these PSUs met their performance thresholds, therefore no PSU were earned or vested in 2016.

Compensation Policies

We believe our executive compensation programs and policies reflect a number of governance best practices, including the following:

•

Management regularly, and at least annually, conducts a risk assessment of our compensation policies and practices and reports the results to the Compensation Committee. Based on the most recent analysis, the Compensation Committee concluded that our compensation policies and practices for fiscal 2016 did not create risks that are reasonably likely to have a material adverse effect on the Company. See “Compensation Risk Analysis” on page 46.

•

The Board has adopted stock ownership guidelines for executive officers that seek to ensure each executive officer has a meaningful ownership interest in the Company. See “Stock Ownership Guidelines” on page 44.

•

The Board has adopted a “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements. See “Compensation Clawback Policy” on page 45.

•	We do not provide unique perquisites or any special benefits to our executive officers. Our executive officers are eligible to participate in the same benefits programs as all other employees.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

•	We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2014 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the compensation of our executive officers as disclosed in our 2014 proxy statement, commonly referred to as a “say-on-pay” advisory vote. Our shareholders overwhelmingly approved the compensation of our executive officers, with over 92% of the votes cast voting in favor of our executive compensation program. The Compensation Committee took into consideration the results of the say-on-pay advisory vote in its review of our compensation program and determined to continue our general approach to executive compensation for 2015 and 2016. We believe our programs are effectively designed and working well, in alignment with the interests of our shareholders and instrumental in achieving our business strategy. The Compensation Committee will continue to consider shareholder concerns and feedback in the future.

Compensation Philosophy and Objectives

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. In reviewing the components of compensation for each executive officer, the Compensation Committee considers pay for performance on both an annual and long-term basis. To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, length of service, business experience, historical job performance and competitive employment opportunities.

Our compensation program for the executive officers for 2016 was designed to meet the following objectives:

•	Attract and Retain Talented Executives. Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our 2016 executive compensation program was designed to motivate, reward and retain highly-qualified individuals. Our executive compensation program was also designed to provide compensation that is competitive with compensation provided by other companies to executive officers who provide comparable services, taking into account the size and characteristics of our Company, as well as other factors, including business experience, past contributions, overall responsibilities and individual performance. In particular, given the relatively small number of employees for a company of our size, the Compensation Committee believes that retention of our employees is a key consideration when setting compensation (as a sudden loss of our employees could adversely impact our Company).

•

Pay-for-Performance.  Our executive compensation program was designed to create a compensation structure under which a meaningful portion of the total compensation paid or awarded is based on corporate performance as measured by the Compensation Committee. As discussed further below, the 2016 annual cash bonus program provided each executive the opportunity to earn a cash bonus dependent on the Company’s annual ROE performance as well as the individual performance of each executive officer. In addition, the Company’s long-term equity incentive plan should provide additional incentives to both grow the Company’s book value and provide an attractive total shareholder return over a multi-year period.

•

Alignment of Interests with Shareholders.  Our executive compensation program and related policies are designed to encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and shareholder interests. This consideration is illustrated by the fact that we have strong stock ownership guidelines and the fact that a large portion of potential compensation payable to our executive officers is in the form of equity of the Company.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews our executive compensation and makes recommendations to our Board with respect to our compensation structure and policies. Generally, the Compensation Committee is responsible for reviewing existing compensation and benefits policies, including reviewing and approving incentive program and equity-based compensation plans. Specifically, with regard to its discretionary power to determine short- and long-term incentive awards, the Compensation Committee has the duty to evaluate the performance of our executive officers, as well as to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers.

The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant to provide advice and assistance on the design and structure of the Company’s executive compensation programs, including the 2016 compensation program. FW Cook reports directly to the Compensation Committee, works with management only under the direction of the Compensation Committee, and does not provide any other advice or consulting services to the Company. The Committee assessed the independence factors in accordance with applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that FW Cook’s work for the Compensation Committee did not raise any conflicts of interest.

Setting Compensation

Developing recommendations for our Board regarding our compensation programs and the specific elements and levels of compensation for our executive officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Compensation Committee relies upon its collective business judgment as applied to the challenges confronting our Company, together with regular compensation peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants, including FW Cook, and information provided by our employees. The Compensation Committee additionally utilizes subjective information when considering the compensation to be paid or awarded to each of our executive officers, including the executive’s overall responsibilities, professional qualifications, length of service, experience, historical job performance and competitive employment opportunities. We believe the variety of inputs considered by the Compensation Committee provides a basis for the Compensation Committee to make informed decisions on the design of our executive compensation program and the elements and amounts of compensation paid or awarded to our executive officers.

Compensation Peer Group Analysis

In structuring the 2016 executive compensation program, the Compensation Committee worked with FW Cook, as well as members of the Company’s management team, in considering the compensation practices of certain companies the Compensation Committee deemed to be the Company’s peer group solely for purposes of comparing executive compensation programs (the “compensation peer group”). The compensation peer group was approved by the Compensation Committee with input from FW Cook and the Company’s management. From a stock investment return perspective, the Company is generally compared to publicly-traded real estate investment trusts (“REITs”) and specialty finance companies that also invest primarily in residential mortgage assets. However, most of these companies are externally managed vehicles and therefore do not provide an appropriate peer group for comparing executive compensation programs. As a result, the compensation peer group for evaluating executive compensation was developed from publicly-traded internally managed REITs and specialty finance companies that invest in either residential mortgage assets or other similar financial products and are competitors for executive talent. The compensation peer group was used to help with structuring our 2016 compensation program and consisted of the following companies: American Capital, Ltd., Arbor Realty Trust, Inc., Capstead Mortgage Corporation, CYS Investments, Inc., Dynex Capital, Inc., Hercules Technology Growth Capital, Inc., iStar Inc., Main Street Capital Corporation, MFA Financial, Inc., NewStar Financial, Inc., New York Mortgage Trust, Inc., RAIT Financial Trust, Redwood Trust, Inc., Resource America, Inc., and Triangle Capital Corporation.

Role of Executive Officers in Determining Executive Compensation for Executive Officers

The recommendations of our Executive Chairman and our President and Chief Executive Officer also play a role in the compensation decision making process. Our Executive Chairman and our President and Chief Executive Officer provide the Compensation Committee with an assessment of our achievements and performance, their evaluation of individual performance and their recommendations for direct report base salary, short-term bonus and long-term incentive awards. The Compensation Committee has the discretion to accept, reject or modify these recommendations.

Elements of Executive Compensation

Our 2016 executive compensation program was designed to consist of the following direct compensation elements, each of which are described in more detail below:

•	Base Salary;
•	Annual Performance-Based Cash Bonus Opportunities; and
•	Long-Term Performance-Based Equity Incentive Awards.

2016 Base Salaries

Base salary provides our executives with a minimum amount of cash compensation that is not variable, or “at risk.” The Compensation Committee seeks to pay our executive officers a competitive base salary in recognition of their job responsibilities for a publicly-held company and has generally reviewed base salaries for our executives on an annual basis by considering several factors, including competitive factors within our industry, past contributions and individual performance. As discussed above, in setting base salaries, the Compensation Committee is mindful of the total compensation paid to each individual and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of cash and equity incentive opportunity that is available, assuming that performance targets are met or exceeded. The Compensation Committee also takes into account compensation provided to the executive officers in past years, including any recent adjustments to their respective base salaries. As illustrated by the table below, the base salary for Messrs. Billings and Tonkel remained unchanged in 2016 as compared to 2015. The 2016 base salary for Mr. Konzmann initially was set at $325,000 and was increased to $450,000 as of July 1, 2016 to align his salary with competitive market practices.

Executive Officer	2016 Base Salary	2015 Base Salary
Eric F. Billings	$800,000	$800,000
J. Rock Tonkel, Jr.	$800,000	$800,000
Richard E. Konzmann	$387,500	$252,877	(1)

(1)	Mr. Konzmann’s 2015 base salary of $325,000 was pro-rated based on his start date, March 23, 2015.

2016 Annual Performance-Based Cash Bonus Opportunities

Annual performance-based cash bonuses for our executive officers are administered under our 2014 Long-Term Incentive Plan, which was approved by shareholders at our 2014 annual meeting. For 2016, annual incentives were targeted at 100% of base salary for Messrs. Billings and Tonkel (each such base salary being $800,000), with actual earnings opportunities ranging from 50% of target for threshold performance to a maximum of 200% of target for superior performance. For Mr. Konzmann, annual incentives were targeted at 80% of base salary (such pro rata base salary being $387,500), with actual earnings opportunity ranging from 50% of target for threshold performance to a maximum of 200% of target for superior performance.  Performance below threshold levels would not be rewarded with a payout.

The Compensation Committee believes that the target annual bonus opportunities, when combined with base salaries and long-term incentives, position target total direct compensation near the median of competitive practices for target performance, while providing appropriate downside risk and upside opportunity for each executive.

In order for any annual incentive payments to qualify as “performance-based” compensation that is fully tax deductible under Section 162(m) of the Internal Revenue Code, our annual ROE must have equaled or exceeded 7%. Our actual ROE for 2016 was 17.4%.  ROE is defined as the Company’s non-GAAP core operating income, excluding the accrued annual cash incentive compensation for our executive officers, divided by our average equity.  As described in our 2016 Annual Report, non-GAAP core operating income is calculated as follows:

•	GAAP net interest income
•	Plus TBA dollar roll income
•	Less net interest expense of interest rate swaps
•	Less GAAP general and administrative expenses
•	Plus GAAP stock-based compensation expense
•	Less non-recurring expenses

Average equity is calculated as follows:

•	GAAP shareholders’ equity as of December 31, 2015
•	Less the net deferred tax asset as of December 31, 2015
•	Plus the pro rata portion of equity raised in 2016
•	Less the pro rata portion of equity repurchased in 2016

After determining that the minimum ROE had been satisfied, the Compensation Committee examined our performance under the ROE hurdles (weighted 50%), and each executive’s individual performance on a subjective basis (weighted 50%) to determine actual bonus payments to our executive officers. The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based incentive compensation otherwise earned by achieving the ROE hurdles.

As described above, 50% of the annual performance-based cash bonus was based on the achievement of corporate performance criteria based on annual ROE. The Committee selected ROE because it measures both our profitability and our efficient use of capital and is an important element in the Board’s determination of our dividend. The 2016 ROE goals were established at the beginning of 2016 by analyzing historical and expected future returns of the Company as well as the expectations for other companies in the same industry space, based on published investment analyst estimates. In addition, each of the ROE goals for 2016 was increased by one percentage point compared to the prior year.  For the ROE component of the incentives, the following table summarizes the performance goals and corresponding payouts as a percentage of base salary for Messrs. Billings, Tonkel and Konzmann, with linear interpolation for achievement between the performance levels.

	Bonus Payout (% of Salary)
ROE Achievement	Messrs. Billings and Tonkel	Mr. Konzmann
<10%	0%	0%
10%	50%	40%
13%	100%	80%
16%	200%	160%

Our actual ROE for 2016 was 17.4%, which resulted in the maximum payout for the corporate performance component, representing 50% of the total annual cash bonus opportunity.

The remaining 50% of the annual performance-based cash bonus was based on the Compensation Committee’s subjective assessment and evaluation of specific predetermined measurement criteria of the executives’ performance during 2016 that concentrated on the overall management and operation of the Company, while taking into account the executive’s contribution to long-term shareholder value. The specific predetermined measurement criteria that the Compensation Committee considered are set forth below:

•	Expense management
•	Risk management
•	Management of short-term funding capability
•	Capital preservation
•	Maximize investment allocation
•	Maximize tax efficiency
•	Financial reporting transparency
•	Report of SOX internal controls in compliance with the requirements of the Sarbanes-Oxley Act
•	Staff development and retention

•	Corporate governance
•	Enhancement of operational functions
•	Leadership

The Compensation Committee conducted a thorough review of the executives’ performance related to the specific predetermined measurement criteria as well as the overall performance of the Company for 2016. In particular, the Compensation Committee noted:

•

We managed expenses. We lowered our cash general and administrative expenses in 2016 (excluding executive officer bonus expense and non-recurring expenses), the second straight year we have accomplished this achievement, and also lowered employee benefit plan costs while enhancing benefits (helping to facilitate employee retention).

•

We managed risk. We employed additional interest rate hedging instruments and strategies in a cost efficient manner, designed to protect our capital against significant interest rate increases. We also maintained our investment grade rating during 2016, an indication that management appropriately managed risk in a very volatile environment.

•

We grew short-term funding capability. Short-term financing arrangements are key to our operating strategy. We maintained relationships with a significant number of agency MBS repo counterparties, and finished 2016 with increased financing capability as compared to the year before.

•

We accessed the capital markets. During 2016 we successfully re-activated our “at-the-market” stock offering program, raising net proceeds of $9.7 million.  The additional funds allowed us to pursue opportunities at a very reasonable cost-of-capital.

•

We successfully re-allocated investment capital.  We believe that agency MBS will out-perform private-label MBS in the long term given current dynamics. During 2016, we successfully re-allocated capital from private-label MBS (at a gain) into agency MBS.  At December 31, 2016, we had sold almost all of our private-label MBS.

•

We continued to maximize the benefit of our net operating loss carry-forwards.  We proactively took steps to increase the duration of our net operating loss carry-forwards and to more efficiently utilize such assets going forward.

•

We increased financial reporting transparency. We proactively adopted changes in our accounting policies to improve the transparency of the economic yield on our agency MBS, and we also increased transparency on our spread earnings, dividend capacity and comparability of our earnings to peers (allowing shareholders to better evaluate our results).

•	We maintained effective internal controls on financial reporting. We maintained the effectiveness of our internal controls and our disclosure controls and procedures during 2016.
•

Successfully developed and retained key employees.  We did not experience any employee departures during 2016, even while the Company went through a long and difficult contested proxy fight (which, absent our executive officer leadership, we believe could have caused significant instability and possible employee departures), and continued to integrate the new high caliber finance and accounting staff added in the prior year.

•

We enhanced our corporate governance and shareholder outreach program.  Our executive officers were instrumental in engaging in shareholder outreach and translating those discussions into the following meaningful corporate governance enhancements:

➢	Adopted a majority vote standard in uncontested director elections and approving a director resignation policy;
➢	Adopted a policy prohibiting hedging in the Company’s equity securities and limiting the ability to pledge such securities;

➢

Began a process, which we successfully completed in February 2017, to eliminate all outstanding shares of the Company’s Class B common stock in order to address shareholder concerns regarding the Class B common stock’s voting structure;

➢	Reduced the number of public company directorships that any one director may hold, from six to five; and
➢

Recommended that the frequency of future advisory votes on executive compensation occur annually as opposed to every three years to allow our shareholders the opportunity to offer more frequent feedback on our compensation programs.

•

We enhanced important operational functions.  We began the implementation of a new investment portfolio management and accounting software to improve controls and efficiency and enhance investment and Company performance monitoring capabilities to better improve our financial reporting capability.

•

Our executive officers demonstrated strong leadership. The Committee believes that the executive officers displayed strong leadership during 2016. Not only did we accomplish many significant goals as described above, the executive officers navigated the Company through a long and difficult contested proxy fight (which, absent such leadership, we believe could have caused significant instability, employee departures and loss of shareholder value and investment).

Negative Discretion Applied to Annual Cash Bonuses

The Compensation Committee determined that the executive officers accomplished substantially all the predetermined qualitative goals during 2016, however they determined that, considering market conditions and continued interest rate volatility during fiscal year 2016, it was in the best interest of the Company and its shareholders to reduce the qualitative portion of the annual bonus opportunity for Messrs. Billings, Tonkel and Konzmann.  The Committee determined that, based on its subjective assessment and evaluation of the predetermined measurement criteria (in particular, the key accomplishments discussed below under “2016 Annual Performance – Based Cash Bonus Opportunities”), Messrs. Billings and Tonkel warranted payment of 85% of maximum and Mr. Konzmann 90% of maximum of the qualitative portion of the annual bonus opportunity (representing the remaining 50% of the total annual cash bonus opportunity).

Based on the Compensation Committee’s assessment of the items above, annual cash bonuses were awarded to Messrs. Billings, Tonkel and Konzmann for performance in 2016 of $1,480,000, $1,480,000 and $589,000, respectively, as illustrated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2016 Long-Term Equity Incentive Awards

The long-term equity incentive component of our total compensation program is designed to align further the long-term interests of our executive officers with those of our shareholders, reward long-term shareholder value creation, serve as a retention tool, provide the appropriate balance with the short-term annual bonus program and help ensure management focuses on the long-term impact of short-term decisions. In furtherance of these objectives, on August 13, 2012, the Compensation Committee adopted our PSU Program that provides for the issuance of two types of PSUs: Book Value PSUs and TSR PSUs. The Book Value PSUs are eligible to vest based on the compound annualized growth in the Company’s tangible book value per share (i.e., book value change, excluding the deferred tax asset plus dividends on a reinvested basis) over a three-year performance period. The TSR PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period.

PSUs do not have any voting rights. No dividends are paid on outstanding PSUs during the applicable performance period. Instead, dividend equivalents are accrued on outstanding PSUs during the applicable performance period, are deemed invested in shares of common stock and are paid out in shares of common stock at the end of the performance period to the extent that the underlying PSUs vest. Upon settlement, vested PSUs are converted into shares of the Company’s common stock on a one-for-one basis. The PSUs and dividend equivalents are settled in whole shares of common stock with a cash payment in lieu of any fractional share.

The Compensation Committee awarded a target number of PSUs with a grant date of July 1, 2016 and an aggregate grant date fair value equal to 100% of base salary for Messrs. Billings and Tonkel, and 80% for Mr. Konzmann’s then base salary ($325,000), with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs.

The actual number of shares of common stock that will be issued to each participant at the end of the three-year performance period will vary between 0% and 250% of the target number of PSUs granted, depending on performance results. If the threshold level of performance is not achieved, no PSUs are earned. If the initial performance threshold is met, participants earn 50% of the granted PSUs for Company performance at the threshold level, 100% of the granted PSUs for Company performance at the target level and 250% of the granted PSUs for Company performance at the maximum level, with linear interpolation for achievement falling between the performance levels.

The performance goals applicable to Book Value PSUs and TSR PSUs are determined each year by the Compensation Committee and based on, among other things, the Compensation Committee’s review of various historical and expected future performance metrics of the Company, other companies in the same industry, current and expected future market conditions, as well as advice and data from independent consultants, including FW Cook.  The three-year performance goals and payout schedule applicable to the Book Value PSUs and TSR PSUs for the 2016 PSUs are set forth below:

	Book Value PSUs		TSR PSUs
	Compound Annualized Book Value per Share Growth	Percent of Target PSUs Earned	Compound Annualized Total Shareholder Return	Percent of Target PSUs Earned
	<4.0%	0%	<4.0%	0%
Threshold	4.0%	50%	4.0%	50%
Target	8.0%	100%	8.0%	100%
Maximum	>=12.0%	250%	>=12.0%	250%

In accordance with the Company’s 2014 Long-Term Incentive Plan, the Compensation Committee depends on a third party to verify and determine the degree to which any applicable performance goal has been achieved.

PSU Grants

The threshold, target and maximum share awards for the PSUs granted to the Company’s executive officers on July 1, 2016 are as follows:

	Book Value PSUs			TSR PSUs
Name and Title	Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(2)	Maximum (#)
Eric F. Billings	15,468	30,936	77,340	17,241.5	34,483	86,207.5
J. Rock Tonkel, Jr.	15,468	30,936	77,340	17,241.5	34,483	86,207.5
Richard E. Konzmann(3)	5,027	10,054	25,135	5,603.5	11,207	28,017.5

(1)

To determine the number of Book Value PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 50% of the base salary for Messrs. Billings and Tonkel and 40% of the base salary for Mr. Konzmann, then divided the target grant date fair value by $12.93, the last reported sale price of our common stock on the NYSE on the grant date.

(2)

To determine the number of TSR PSUs to grant to each executive officer, the Compensation Committee identified a target grant date fair value for the award equal to 50% of the base salary for Messrs. Billings and Tonkel and 40% of the base salary for Mr. Konzmann, then divided that amount by $11.60, the fair value of a unit award on the grant date calculated using a Monte Carlo simulation model.

(3)	Does not include 7,457 unvested shares of Restricted Stock granted to Mr. Konzmann on July 25, 2016 pursuant to the Company’s 2014 Long-Term Incentive Plan.

The right to receive shares of common stock upon vesting of PSUs at the end of the three-year performance period is subject to both continued employment and the achievement of the Company performance goals established by the Compensation Committee. The employment requirement, but not the performance requirement, is waived in the event the awardee dies, becomes disabled or retires; provided, however, that if the awardee dies, becomes disabled or retires before the first anniversary of the grant date, the number of PSUs that are earned under the performance targets are pro-rated based on the number of days the awardee worked during the year. If an awardee is terminated without “cause,” the Compensation Committee, in the exercise of its discretion, determines whether any of the PSUs have been earned, provided that the Compensation Committee may not approve a payout that exceeds the number of PSUs earned under the performance targets. In the event of a change of control, the number of PSUs that are earned for each performance period are determined immediately prior to the change of control based on actual performance and will vest subject to continued employment for the remainder of the original performance period, subject to accelerated vesting in certain circumstances.

Except as described above or as the Compensation Committee at any time may otherwise determine, an awardee will forfeit the right to any PSUs if he or she terminates employment before the vesting date.

Long-Term Equity PSU Program Compensation:  Successfully Aligning Compensation with Historical Performance

Our executive compensation program includes performance-based features to align the interests of our executive officers with those of our shareholders and to provide incentives for our executive officers to achieve both short-term and long-term business objectives, including through short-term annual cash incentives and long-term equity incentives.  The Company’s long-term equity incentive plan is designed to align the incentives of our executive officers with the Company’s book value and stock price performance.

Our executive officers’ actual long-term equity performance-based compensation earned over the relevant performance periods have been substantially lower than the target long-term equity performance compensation as reflected in the Company’s summary compensation tables disclosed in its proxy disclosures as a result of the Company’s actual book value and stock price performance.  PSUs awarded in 2013 did not meet their performance thresholds, and therefore no PSUs were earned or vested in 2016.  Based on the performance measurements as of March 31, 2017, and assuming the stock price, book value and quarterly dividend remain unchanged over the reminder of the relevant performance period, none of the PSUs awarded in 2014 are expected to be earned or vested and approximately 64% of the target PSUs awarded in 2015 are expected to be earned or vested.  However, the expected performance measurements could improve, which would result in additional PSU awards expected to be earned or vested.  Conversely, the expected performance measurements could decline, which would result in less PSU awards expected to be earned or vested.  These calculations are discussed further under “—Long-Term Equity PSU Program Compensation Performance”.

The historical results of the Company’s long-term equity program have demonstrated the overarching performance nature of the PSU Program that continuously works to align the interests of the Company’s management with that of its shareholders.  PSUs that are earned or vested are dependent on the performance of the relative performance measures.  This is displayed in the following chart that compares the NEOs total combined target PSU grant value to the value of PSUs that have been earned or vested showing that the cumulative equity compensation earned is expected to be approximately 40% lower than grant date target value based on our actual stock and book value performance for PSUs awarded in 2012, 2013 and 2014:

(1)

PSUs awarded in 2014 have a three-year performance period that ends on June 30, 2017, however based on the performance measurements as of March 31, 2017, and assuming the stock price, book value and quarterly dividend remain unchanged over the reminder of the performance period, none of the PSUs awarded in 2014 are expected to be earned or vested.

(2)

For the PSUs awarded in 2012, one-half of the PSUs had a two-year performance period and one-half of the PSUs had a three-year performance period.  The TSR and book value returns presented are an average of the two performance periods.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for our executive officers that were designed to require the executive officers to maintain ownership of a minimum number of shares of the Company’s common stock. Under the ownership guidelines, each executive officer is required to retain one-half of all shares distributed from the Company and one-half of all shares realized upon the exercise of stock options or vesting of stock awards, not including any shares sold or tendered by the executive officer to pay taxes and associated costs due as a result of such distribution, exercise or vesting, until the earlier of (i) the date on which the executive officer is no longer an executive officer of the Company or (ii) the executive officer’s achievement of the following ownership levels of the Company’s stock determined in accordance with the guidelines:

•	Eric F. Billings	—	$4,000,000 (five times the then-current base salary)
•	J. Rock Tonkel, Jr.	—	$4,000,000 (five times the then-current base salary)
•	Richard E. Konzmann	—	$675,000 (one and a half times the then-current base salary)

As of April 20, 2017, the executive officers beneficially owned approximately 2.3% of our outstanding common stock in aggregate. During 2016, Messrs. Billings and Tonkel each purchased 18,516 and 17,500 shares of the Company’s common stock, respectively, in the open market for an aggregate value of approximately $468,000.  Messrs. Billings and Tonkel are among the largest shareholders of our Company and since joining the Company, Mr. Tonkel has never sold any of his Company shares.  As of November 9, 2016, Messrs. Billings and Tonkel had converted all of their previously outstanding shares of Class B common stock into shares of Class A common stock. The Committee believes that the current equity holdings of the executive officers closely align their interests with those of our shareholders.

Compensation Clawback Policy

The Board has adopted a compensation “clawback” policy for the recovery of compensation from our executive officers under certain circumstances. Pursuant to the clawback policy, we have the right to recover any cash bonus awarded to an executive officer (i) in the event of an accounting restatement due to material noncompliance by our Company with the financial reporting requirements of the federal securities laws with respect to financial statements filed by our Company within twelve (12) months after the date of such award and (ii) where such noncompliance was the result of intentional misconduct by that executive officer. Under the policy, the executive officer must reimburse us for the difference between the amount of the original bonus received by that executive officer and the amount of the bonus such officer would have received had the bonus amount been calculated based on the restated financial statements.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry as well as following executive compensation “best practices,” we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our executive officers. We do not provide to our executive officers perquisites. We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.

Our executive officers are eligible to participate in our group health insurance, life insurance benefit, 401(k) match and other programs on the same terms as our other employees.

Post-Termination Compensation; Potential Payments Upon a Change of Control

On January 27, 2017, we entered into a Change in Control Continuity Agreement (a “CICC Agreement”) with each of our three executive officers.  Each CICC Agreement is a “double-trigger” agreement where additional severance benefits are only due upon a change in control and a qualifying termination event.  Upon a change in control of the Company (the “Effective Date”), the CICC Agreement becomes effective for a two-year employment period (the “Employment Period”). During the Employment Period, each executive officer will be entitled to (i) an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to the executive officer during the one-year period preceding the Effective Date, (ii) an annual bonus opportunity and long-term incentive opportunities at least as favorable as those provided to the executive officer immediately prior to the Effective Date, or, if more favorable, the opportunities provided to peer executives following the Effective Date, and (iii) benefits at least as favorable as those provided under the plans in effect prior to the Effective Date or, if more favorable, those provided to peer executives following the Effective Date.  If, during the Employment Period, the executive officer’s employment is terminated by the Company without Cause or the executive officer terminates his employment with Good Reason, the executive officer is entitled to receive the following amounts and benefits:

•

an amount equal to the product of (i) 2.5, in the case of Mr. Billings or Mr. Tonkel, or 2.0, in the case of Mr. Konzmann, and (ii) the sum of (a) the executive officer’s base salary and (b) the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three full fiscal year prior to the Effective Date (or, if the executive officer has been employed for fewer than three full fiscal years, the average annual bonus earned in respect of the last full fiscal years earned immediately prior to the Effective Date);

•	an amount equal to the pro rata target annual bonus for the year of termination;

•

an amount equal to the product of (i) the sum of (a) 125% of the monthly COBRA premiums for coverage under the Company’s health care plans and (b) 125% of the monthly premium for coverage (based on the rate paid for active employees) under the Company’s life insurance plans, and (ii) 30 months, in the case of Mr. Billings or Mr. Tonkel, or 24 months, in the case of Mr. Konzmann; and

•	outplacement services.

Our Board determined that it was in the best interest of the Company and its shareholders to enter into the CICC Agreements to protect our executive officers in the case of a Change in Control.  The Board believes it is important to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the executive officers’ full attention and dedication to the Company in the event of any threatened or pending Change in Control.  Our Board determined that providing severance pay to our executive officers following a Change in Control enhances alignment with the Company’s shareholder interests by neutralizing the potential for management opposition to a potential transaction that is beneficial for its shareholders but could cost management their jobs.

Unvested stock options, restricted stock awards, and PSUs held by grantees, including those held by executive officers, may vest upon a change of control or in connection with an executive’s termination following a change of control as provided under the terms of our 2014 Long-Term Incentive Plan and individual grant agreements.

Retirement Benefits

We do not provide defined benefit plans, nonqualified deferred compensation plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the ability of a public company to deduct for tax purposes compensation in excess of $1.0 million paid annually to each of the Chief Executive Officer and other executive officers named in the Summary Compensation Table (other than our Chief Financial Officer). There are exceptions to this limit, including an exception for compensation that is based on the attainment of performance goals that are established by the Compensation Committee that are stated with reference to performance measures and approved by our shareholders. It is our intention to pay compensation that is fully tax deductible, pursuant to Section 162(m), when practicable. However, the Compensation Committee is of the view that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Committee, as discussed above, and in the best interests of our company and our shareholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as tax deductible under Section 162(m). The Committee has administered the 2016 annual bonus and designed the terms of the PSUs such that they are intended to qualify as “performance-based” compensation that is fully tax-deductible under Section 162(m).

Compensation Risk Analysis

The Committee regularly monitors the risks and rewards associated with our compensation programs. The Committee also establishes our compensation programs with the intent to align our interests with shareholders and to help prevent unnecessary or excessive risk taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating compensation incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Compensation Discussion and Analysis section above describes our general compensation policies, practices, and philosophies that are applicable for our executive officers. We use variable compensation for all of our executive officers, with a focus on performance. We provide a balance between short- and long-term, cash and equity incentive compensation to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with those of our shareholders. As an additional safeguard against unnecessary or excessive risk taking, even if pre-established performance metrics are satisfied, the Compensation Committee retains the right to reduce overall and individual awards. The Compensation Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk. Some of these policies and practices include limits on executive bonuses, the adoption of a clawback policy and the adoption of executive officer stock ownership guidelines, as previously described in more detail in this proxy statement.

Reconciliation of Non-GAAP Measures

In addition to the financial results reported in accordance with generally accepted accounting principles applied in the United States (“GAAP”), the Company reported non-GAAP core operating income measures. Further information on the Company’s non-GAAP measures can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The following table presents our computation of non-GAAP core operating income for the year ended December 31, 2016 (amounts in thousands, except per share amounts):

2016
GAAP net interest income	$76,114
TBA dollar roll income	19,261
Interest rate swap net interest expense	(17,825)
Economic net interest income	77,550
Core general and administrative expense	(13,802)
Non-GAAP core operating income	$63,748

Non-GAAP core operating income per diluted share	$2.75
Weighted average diluted shares outstanding	23,202

The following table provides a reconciliation of GAAP pre-tax net loss to non-GAAP core operating income for the year ended December 31, 2016 (amounts in thousands):

2016
GAAP loss before income taxes	$(13,960)
Less:
Total investment loss, net	69,318
Stock-based compensation expense	2,975
Non-recurring proxy contest related expenses	3,979
Add back:
TBA dollar roll income	19,261
Interest rate swap net ineterest expense	(17,825)
Non-GAAP core operating income	$63,748

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2016

In accordance with the rules of the SEC, the following table contains compensation information for each of our executive officers for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary		Non-Equity Incentive Plan Comp.(1)	Stock Awards(2)		All Other Comp.(3)	Total
Eric F. Billings	2016	$800,000		$1,480,000	$800,000		$12,417	$3,092,417
Executive Chairman	2015	$800,000		$1,360,000	$800,000		$12,417	$2,972,417
	2014	$800,000		$1,600,000	$800,000		$12,217	$3,212,217
J. Rock Tonkel, Jr.	2016	$800,000		$1,480,000	$800,000		$12,238	$3,092,238
Chief Executive Officer and	2015	$800,000		$1,360,000	$800,000		$12,238	$2,972,238
President	2014	$775,577		$1,558,333	$1,800,025	(4)	$13,718	$4,147,653
Richard E. Konzmann	2016	$387,500	(5)	$589,000	$360,000	(7)	$11,268	$1,347,768
Executive Vice President, Chief	2015	$252,877	(6)	$189,658	$162,500		$364	$605,399
Financial Officer and Treasurer	2014	—		—	—		—	—

(1)

For the 2016 performance year, Messrs. Billings, Tonkel and Konzmann received annual performance-based cash bonuses in the amount of $1,480,000, $1,480,000 and $589,000 respectively, in recognition of both the quantitative achievement of the pre-determined ROE goal as well as the Compensation Committee’s determination that each executive’s individual qualitative performance substantially met the qualitative criteria discussed in “Compensation Discussion and Analysis — Summary of Total Direct Compensation Program Elements.”

(2)

Represents the aggregate grant date fair value of the PSU awards made in 2014, 2015 and 2016 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 13 to our consolidated financial statements, which are included in our 2016 Annual Report. The amounts reported under this column include both the Book Value PSUs and TSR PSUs, which are described in the Compensation Discussion & Analysis under the heading “2016 Long-Term Equity Incentive Awards.” Details regarding 2016 PSU awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.” The values reported for the PSUs are based on the probable outcome of each of the performance and market conditions being achieved as of the grant date.  For the 2016 performance year, the grant date fair value of the PSUs assuming that the highest level of performance, excluding dividend reinvestments, will be achieved would be as follows for each of the executive officers: Mr. Billings — $2,000,000; Mr. Tonkel — $2,000,000; and Konzmann — $650,000.

(3)

Amounts in this column represent (i) the employer matching contributions under the Company’s 401(k) Plan, (ii) life insurance premiums paid by the Company and (iii) solely with respect to Mr. Tonkel, $1,680 in legal fee reimbursements in 2014 for fees incurred in connection with the negotiation of his compensation arrangements related to his promotion to Chief Executive Officer.

(4)

In addition to PSU awards made to Mr. Tonkel in 2014, amount includes 36,102 unvested shares of Restricted Stock granted to Mr. Tonkel on June 11, 2014 with a grant date fair value of $1,000,025 pursuant to the Company’s 2011 Long-Term Incentive Plan when he was promoted to the position of Chief Executive Officer.

(5)	Mr. Konzmann’s 2016 base salary has been pro-rated to reflect the increase in his base salary from $325,000 to $450,000 effective as of July 1, 2016.

(6)

Mr. Konzmann was appointed Executive Vice President, Chief Financial Officer, and Treasurer on March 23, 2015, with an annual base salary of $325,000.  Mr. Konzmann’s 2015 base salary was pro-rated based on his start date.

(7)

In addition to PSU awards made to Mr. Konzmann in 2016, amount includes 7,457 unvested shares of Restricted Stock granted to Mr. Konzmann on July 25, 2016 with a grant date fair value of $100,000 pursuant to the Company’s 2014 Long-Term Incentive Plan.

Grants of Plan-Based Awards for 2016

Messrs. Billings, Tonkel, and Konzmann received performance-based non-equity incentive plan awards and equity incentive plan awards for their performance in 2016. Our non-equity incentive plan consists of the annual cash bonus program and our equity incentive plan consists of two types of PSUs: Book Value PSUs and TSR PSUs, both described in this proxy statement under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2016 Annual Performance-Based Cash Bonus Opportunities and — 2016 Long-Term Equity Incentive Plan Awards.”

The table below summarizes the non-equity incentive plan awards and the equity incentive plan awards granted to our executive officers in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant-Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Option Awards
Eric F. Billings			$400,000	$800,000	$1,600,000
	7/1/2016	(2)				15,468	30,936	77,340		$400,000
	7/1/2016	(3)				17,241.5	34,483	86,207.5		$400,000
J. Rock Tonkel, Jr.			$400,000	$800,000	$1,600,000
	7/1/2016	(2)				15,468	30,936	77,340		$400,000
	7/1/2016	(3)				17,241.5	34,483	86,207.5		$400,000
Richard E. Konzmann			$155,000	$310,000	$620,000
	7/1/2016	(2)				5,027	10,054	25,135		$130,000
	7/1/2016	(3)				5,603.5	11,207	28,017.5		$130,000
	7/25/2016	(4)							7,457	$100,000

(1)

Represents the range of potential awards granted pursuant to our annual performance-based cash bonus program for 2016. Actual awards earned are shown in the “Summary Compensation Table for 2016” on page 49.

(2)

Represents grants of Book Value PSUs, excluding dividend reinvestments, pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the compound annualized growth in the Company’s tangible book value per share (i.e., book value change plus dividends on a reinvested basis) over a three-year performance period.

(3)

Represents grants of TSR PSUs, excluding dividend reinvestments, pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period. The grant-date fair value of the TSR PSUs was calculated using a Monte Carlo simulation model.

(4)	Represents unvested shares of Restricted Stock granted to Mr. Konzmann on July 25, 2016 pursuant to the 2014 Long-Term Incentive Plan.

Outstanding Equity Awards at 2016 Fiscal Year-End

The table below summarizes the outstanding equity incentive plan awards as of December 31, 2016. The information in the table assumes that the target amount of performance based awards is earned over the applicable future performance period. These amounts may not correspond to the actual number of shares or market value that will be earned by each executive officer.

	Stock Awards(1)
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Eric F. Billings	141,815		$2,101,698
J. Rock Tonkel, Jr.	177,917	(4)	$2,636,730
Richard E. Konzmann	38,235	(5)	$566,643

(1)	If the performance measurements meet or exceed the maximum, then 786,020 shares of PSUs, excluding dividend reinvestments, are potentially issuable to Messrs. Billings, Tonkel and Konzmann.
(2)	Represents the target number of Book Value PSUs and TSR PSUs, excluding dividend reinvestments, that are potentially issuable. These PSUs vest based on performance according to the following schedule:

Name	PSU Type	Target Number of Shares	Vesting Date
Eric F. Billings	2014 Book Value PSUs	14,674	7/1/2017
	2014 TSR PSUs	14,869	7/1/2017
	2015 Book Value PSUs	20,450	7/1/2018
	2015 TSR PSUs	26,403	7/1/2018
	2016 Book Value PSUs	30,936	7/1/2019
	2016 TSR PSUs	34,483	7/1/2019
J. Rock Tonkel, Jr.	2014 Book Value PSUs	14,674	7/1/2017
	2014 TSR PSUs	14,869	7/1/2017
	2015 Book Value PSUs	20,450	7/1/2018
	2015 TSR PSUs	26,403	7/1/2018
	2016 Book Value PSUs	30,936	7/1/2019
	2016 TSR PSUs	34,483	7/1/2019
Richard E. Konzmann	2015 Book Value PSUs	4,154	7/1/2018
	2015 TSR PSUs	5,363	7/1/2018
	2016 Book Value PSUs	10,054	7/1/2019
	2016 TSR PSUs	11,207	7/1/2019

(3)	Calculated using a share price of $14.82, the last sale price of our common stock on the NYSE on December 30, 2016.
(4)

Includes 36,102 unvested shares of Restricted Stock granted to Mr. Tonkel on June 11, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan when he was promoted to the position of Chief Executive Officer.

(5)	Includes 7,457 unvested shares of Restricted Stock granted to Mr. Konzmann on July 25, 2016 pursuant to the Company’s 2014 Long-Term Incentive Plan.

Option Exercises and Stock Vested

There was no vesting of stock awards during the year ended December 31, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Daniel E. Berce, Chairman

David W. Faeder

Peter A. Gallagher

Ralph S. Michael, III

April 24, 2017

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2016, and on its 2016, 2015 and 2014 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with its charter, the Audit Committee met quarterly with PwC and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2016 with the Company’s management and PwC. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Ralph S. Michael, III, Chairman

Daniel E. Berce

Peter A. Gallagher

Anthony P. Nader, III

April 24, 2017

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors,

D. Scott Parish

Corporate Secretary

April 26, 2017

ARLINGTON  ASSET INVESTMENT  CORP. ATTN:  MR.  SCOTT PARISH 1001  19TH STREET NORTH SUITE  1900 ARLINGTON, VA 22209 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS  BELOW IN  BLUE OR BLACK INK AS FOLLOWS: THIS    PROXY CARD  IS  VALID   ONLY  WHEN    SIGNED   AND    DATED. KEEP THIS  PORTION FOR YOUR RECORDS DETACH AND RETURN  THIS  PORTION ONLY The Board of  Directors   recommends you  vote   FOR the following: 1.  Election of Directors Nominees 01    Eric F. Billings 02   Daniel  J. Altobello 03   Daniel   E.  Berce For Against    Abstain 0 0 0 0 0 0 0 0 0 3.  Advisory approval of the  compensation of the  Company's executive officers. The Board of  Directors   recommends you  vote   1  YEAR on  the For Against    Abstain 0 0 0 following proposal: 1 year   2 years    3 years    Abstain 04   David  W. Faeder 05  Peter A. Gallagher 06   Ralph S.  Michael,  III 07   Anthony P.  Nader,  III 08    J. Rock Tonkel,   Jr. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 4.  Advisory selection  of the frequency of future  advisory votes  on the  compensation of the  Company's executive officers. NOTE: Such  other   business  as may properly come  before  the  meeting or  any adjournment thereof. 0 0 00 The Board of  Directors   recommends you  vote   FOR proposals   2  and 3. For Against    Abstain 2.  To  ratify the appointment of PricewaterhouseCoopers   LLP ("PwC") as the Company's independent  registered  public  accounting firm  for 2017. 0 0 0 Please sign  exactly  as your name(s) appear(s)  hereon. When  signing  as attorney, executor, administrator,  or other fiduciary,   please give full title  as such.  Joint   owners should each sign personally.  All holders  must sign. If a corporation  or partnership,   please sign in full corporate or partnership name, by authorized   officer. Signature [PLEASE  SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting & Proxy Statement, Annual Report to Shareholders is/are available at  www.proxyvote.com ARLINGTON ASSET INVESTMENT CORP. Annual Meeting of Shareholders June 7, 2017 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints J. Rock Tonkel, Jr. and Richard E. Konzmann, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of ARLINGTON ASSET INVESTMENT CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 09:00 AM, EST on June 7, 2017, at Le Meridien Hotel 1121 19th Street North, Arlington, VA 22209, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side